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                                                                   EXHIBIT 10.18

[LOGO APPEARS HERE]
                       Centillium technology Corporation

                      "Expanding Communication Bandwidth"

November 30, 1999

Mr. John W. Luhtala
224 Monterey Street
Santa Cruz, CA 95060

Dear John:

On Behalf of Centillium Communications, Inc., (the "Company"), I am pleased to offer you the position of Vice President and Chief Financial Officer. You will be reporting to A. Travis White, President and CEO of the Company.

You will be paid a salary of $154,000 (One hundred fifty four thousand dollars) annually. Your base salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). A sign-on bonus will be granted in the amount of $25,000 gross, payable after thirty days of employment. If you voluntarily leave the organization before one year of continuous service, you will be required to pay back this bonus, in full. You will accrue 3.69 hours vacation/ personal time per pay period, totaling twelve days paid vacation annually. Your salary will be paid on a bi-weekly basis. All company benefits begin on the 1/st/ day of the following month from your employment date.

It will be recommended to the Centillium Communications, Inc. Board of Directors that you be eligible to participate in the Centillium Communications, Inc. Stock Option Program. Subject to this approval, you will be granted an option to purchase 175,000 (One hundred seventy five thousand) shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company Common Stock on the date of grant as determined by the Centillium Communications, Inc. Board of Directors.

If Centillium Communications is acquired, merged, or significant change of control occurs which impacts your job responsibilities is one of the following ways, you and the company agree that your stock options would be accelerated by one full year.
     .    Job elimination or if you are asked to leave the organization
     .    Job responsibilities were significantly reduced, changed or altered
     .    Forced to move to an unacceptable location

This acceleration of the vesting provision will be contained in your stock option agreement.

Under rule 83(b) you will be eligible to exercise unvested options. This enables you to recognize long term capital gains or losses and begins the process of the one-year holding period. You should note that under certain circumstances, you might be required to recognize income for income tax purposes upon exercising options. Please consult your tax advisor, prior to exercising vested and unvested options. Should you terminate your relationship with Centillium
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John Luhtala
Page Two

Communications, the Company has the irrevocable, exclusive option for a period of ninety (90) days from such date, to repurchase up to that number of shares which are unvested, at the original purchase price per share.

Your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Communications, Inc., improper use or disclose proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that you will not bring onto the premises of Centillium Communications, Inc., any unpublished document or proprietary information belonging to any such employer, person, or entity, unless consented to in writing by such employer, person, or entity.

Your acceptance of this offer represents the sole agreement between you and Centillium Communications, Inc., no prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Communications is an "at-will" employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is contingent upon reference checks and is valid for four days from the date of this letter, unless any other arrangements are made. Please indicate your acceptance and start date by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Travis White

A.  Travis White
President and CEO

                              The foregoing terms and conditions are hereby accepted:

                              Start Date:  12/8/99
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                              Signed:  /s/ John Luhtala
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                                       John Luhtala

                              Date:    11/30/99
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